Exhibit 99.1
AMERICAN NATURAL ENERGY CORPORATION
6100 South Yale, Suite 300
Tulsa, Oklahoma 74136
Tel: 918-481-1440 Fax: 918-481-1473
American Natural Energy Corporation Announces Agreement To Expand 3D Seismic Inventory
Tulsa, Oklahoma, March 9, 2006. American Natural Energy Corporation (“ANEC”) (TSX Venture:ANR.U) announced that it has agreed to participate in a 3D Seismic survey being conducted by Seismic Exchange, Inc., New Orleans, Louisiana (“SEI”). The 3D survey will cover the 23.5 square mile area over which ANEC and its exploration and development partner, Dune Energy, Inc. (Amex:DNE) presently have 3D coverage as well as approximately 36.5 additional square miles.
The one year exclusive license over the 60 square miles being acquired by ANEC is part of a larger regional survey being conducted by SEI which includes all of ANEC’s Bayou Couba project area subject to its ExxonMobil Joint Development Agreement. The new survey is intended to image more effectively formations deeper than are effectively imaged by ANEC’s existing 3D seismic survey. Dune Energy, Inc. is providing interim financing for ANEC’s share of the 3D Seismic survey costs. Upon the completion of the survey and seismic interpretation, ExxonMobil and ANEC have agreed to extend their Joint Development Agreement by two years to November 2009.
ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.
The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.
This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC. Forward looking statements also include management’s beliefs regarding production to be achieved from producing wells and its plans and expectations regarding further well drilling activities and the results of those activities and the outcome of any 3D seismic surveys that are conducted. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors, including, among others, the levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities and the outcome of ANEC’s development and exploration activities, including the success of its current well drilling activities. Important additional factors that could cause such differences are described in ANEC’s periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission’s Website at www.sec.gov.